Exhibit d.8

[Form of Notice to Beneficial Stockholders of Common Stock]

MCG CAPITAL CORPORATION

NOTICE TO BENEFICIAL STOCKHOLDERS OF COMMON STOCK

Up to 9,500,000 Shares of Common Stock Offered Pursuant to

Transferable Rights Initially Distributed to Stockholders

of MCG Capital Corporation

Enclosed for your consideration is a prospectus, dated              (the “Prospectus”), relating to the rights offering (the “Rights Offering”) by MCG Capital Corporation (the “Company”) pursuant to which transferable subscription rights (the “Rights”) to subscribe for shares of its common stock, par value $0.01 per share (the “Common Stock”), are being distributed to all holders of record of Common Stock (“Record Date Stockholders”) as of 5:00 p.m., New York City time, on              (the “Record Date”). The Rights and Common Stock are described in the Prospectus. Capitalized terms not otherwise defined herein shall have the meaning given to them in the Prospectus.

Pursuant to the Rights Offering, the Company is issuing rights to subscribe for up to 9,500,000 shares of its Common Stock, on the terms and subject to the conditions described in the Prospectus. The Rights are transferable and will be listed for trading on the Nasdaq Global Select Market under the symbol “MCGCR” during the course of the Rights Offering. The Rights are expected to trade through              (the last business day before the Expiration Date).

The Rights will expire, if not exercised, at 5:00 p.m., New York City time, on             , unless extended in the sole discretion of the Company (as it may be extended, the “Expiration Date”). No fractional shares of Common Stock will be issued pursuant to the exercise of the Rights.

As described in the accompanying Prospectus, you will receive one Right for every seven shares of Common Stock carried by us in your account as of the Record Date. For every one Right held, you will be able to subscribe (the “Primary Subscription”) for one share of Common Stock. The subscription price per share (the “Subscription Price”) will be          of the volume-weighted average of the sale prices of the Company’s Common Stock on the Nasdaq Global Select Market on the Expiration Date. Because it is not possible to determine the Subscription Price until the Expiration Date, you will not know the Subscription Price at the time you exercise your Rights. As a result, the Company is requiring that you deliver the estimated Subscription Price of $             per share in connection with the exercise of your Rights pursuant to the Primary Subscription.

In addition, if you are a Record Date Stockholder and you exercise in full your Rights pursuant to the Primary Subscription, you also will be eligible to subscribe (the “Over-Subscription Privilege”), at the estimated Subscription Price, for shares of Common Stock that were offered but not otherwise subscribed for pursuant to the Primary Subscription (the “Remaining Shares”), subject to availability and proration. For the reasons noted above, the Company is requiring that you deliver the estimated Subscription Price in connection with the exercise of your Over-Subscription Privilege.

The Rights will be evidenced by subscription certificates (the “Subscription Certificates”).

THE MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF COMMON STOCK CARRIED BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. EXERCISES OF RIGHTS MAY BE MADE BY ONLY US AS THE RECORD OWNER AND PURSUANT TO YOUR INSTRUCTIONS.

Accordingly, we request instructions as to whether you wish us to elect to subscribe for any shares of Common Stock to which you are entitled pursuant to the terms and subject to the conditions set forth in the enclosed Prospectus. However, we urge you to read the Prospectus carefully before instructing us to exercise the Rights.

Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise the Rights on your behalf in accordance with the provisions of the Rights Offering. The Rights Offering will expire at 5:00 p.m., New York City time, on the Expiration Date, unless extended by the Company. Once you have exercised your Rights, such exercise may not be revoked.

If you wish to have us, on your behalf, exercise your Rights for any shares of Common Stock to which you are entitled, please so instruct us by contacting the account representative responsible for your account.

ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING SHOULD BE DIRECTED TO GEORGESON INC., THE INFORMATION AGENT, AT THE FOLLOWING TELEPHONE NUMBER: (888) 897-5986.